FOR IMMEDIATE RELEASE
CONTACT:     Walter E. Daller Jr., Chairman, President and CEO
PHONE:   1-800-423-3945

Parent Company of Harleysville National Bank and Trust Company
Security National Bank and
Citizens National Bank

HARLEYSVILLE NATIONAL CORPORATION
ANNOUNCES EXECUTIVE APPOINTMENTS

Harleysville, PA (February 17, 2004) - Walter E. Daller, Jr, President and C.E.O. of Harleysville National Corporation (NASDAQ:HNC) and chairman of Harleysville National Bank and Trust Company announced today the appointments of Gregg J. Wagner, currently Chief Financial Officer (CFO), as Executive Vice President and Chief Operating Officer (COO) and Michael B. High, to the position of Executive Vice President and CFO. The appointments will be effective February 23, 2004.

    In his new position, Wagner will oversee numerous areas of the company including information technology, human resources, marketing, retail sales, customer support, facilities and risk management. “I am very pleased, for Gregg and HNC, to announce his appointment as our new COO. Since joining our company in 1994 when we acquired Security National Bank, Gregg has successfully undertaken roles of increasing responsibility, including his current position as CFO. His knowledge of our company, its culture, philosophy, operations and most importantly our people will serve him well as our new COO,” said Daller.

High brings to HNC and the CFO position over 30 years of financial experience. He most recently held the position of CFO and COO at Progress Financial Corporation, Blue Bell. Prior to that, he served as Senior Vice President of Finance at both CoreStates Financial and Meridian Bancorp. He is a Certified Public Accountant with a Bachelor of Science degree from the Pennsylvania State University.

“These two appointments position our company with depth and quality management to continue to perform as a premier financial services organization,” Daller continued. “As well, the knowledge and experience of these gentlemen demonstrate our Board’s commitment to quality management and corporate governance.”

Providing Real Life Financial Solutions , Harleysville National Corporation (HNC) has assets in excess of $2.5 billion and operates 41 banking offices in 10 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation’s stock is traded under the symbol “HNBC” and commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.